Exhibit 8.2

December 16, 2016

Shaw Communications Inc.

Suite 900 630-3rd Avenue S.W.

Calgary, Alberta

Canada T2P 4L4

Re:	Shaw Communications Inc.
Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel to Shaw Communications Inc., a corporation organized under the laws of Alberta, Canada (the “Company”), in connection with the offering of 10,000,000 Class B Non-Voting Participating Shares (the “Offered Shares”) to be issued under the Company’s amended and restated dividend reinvestment plan (the “Plan”). The Offered Shares are to be issued pursuant to (i) the Registration Statement on Form F-3 (the “Registration Statement”) as filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus (the “Prospectus”) that forms a part of the Registration Statement.

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus under the caption “Income Tax Considerations Relating to the Plan – United States Federal Income Tax Considerations”, we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material United States federal income tax consequences relating to the participation in the Plan.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sherman & Howard L.L.C.